Exhibit 99.1
                                  ------------

NEWS RELEASE
------------

Contact:   Bob Cardon, Dynatronics Corp.
           800-874-6251 or 801-568-7000


      Dynatronics Reports Year-End Results, Ready to Ship New Solaris Line

         Salt Lake City, Utah (September 2, 2003) - Dynatronics Corporation (NASDAQ: DYNT) today announced that net sales for the fourth fiscal quarter and fiscal year ended June 30, 2003, were $3,880,287 and $16,896,992, respectively, compared to $4,257,932 and $17,133,953, respectively for the same periods in 2002. Net loss for the fourth quarter was $156,226, compared to net income of $89,816 during the same quarter of the previous fiscal year. Net income for the fiscal year was $24,799, compared to $316,101 achieved during the prior fiscal year.

         The decline in sales in the fourth quarter was the result of delays in shipping the company's new Solaris line of products. Increased research and development expense associated with the Solaris product line as well as redesign efforts related to existing product lines contributed to the reduction in net income.

         Dynatronics undertook a major R&D push during fiscal year 2003. This aggressive program resulted in R&D expense for the year exceeding R&D expense in fiscal year 2002 by approximately $370,000 or 55%.

         The increased investment in R&D resulted in the development of several new products during the year, including the Solaris product line. The Solaris line of electrotherapy/ ultrasound devices features new infrared light therapy technology.

         Shipment of the first $500,000 of orders for the new Solaris products was postponed in June due to unanticipated delays with suppliers and the company's commitment to require that all new products meet strict quality standards prior to release. "This had a major impact on fourth quarter results as our dealers shifted emphasis to the new product line as an upgrade to the existing 50 Series Plus line of products. Continued delays will also affect results for the first quarter of fiscal year 2004," explained Kelvyn H. Cullimore Jr., president of Dynatronics. "Although the delay and the associated financial effects are a disappointment, we view the impact as transitory in nature and believe that the R&D efforts along with the introduction of the new Solaris products will lay a solid foundation for increasing future sales and profitability.

         "The best news," continued Cullimore, "is that we now have over $800,000 worth of Solaris orders, which are scheduled to ship in September 2003."

         "We are encouraged by the strong demand for our new line of Solaris products," stated Larry K. Beardall, vice president of sales and marketing. "We're also pleased that these units carry some of the highest margins of any products we manufacture. The combination of a strong demand and high margins paints a very promising picture for sales and profits in fiscal 2004 and beyond."

         The company plans to add additional modalities to its Solaris devices in the spring of 2004, pending FDA approval.

         Dynatronics reported several other positive developments in fiscal year 2003 as a result of its increased investment in R&D. For example, the company redesigned and began to manufacture components of its HLT-3 motorized therapy tables overseas. This has resulted in significantly lower manufacturing costs. Consequently, sales of these tables tripled in 2003 and gross margins increased significantly compared to the previous year. In order to capture similar sales and profit margin increases in other products, three other Dynatronics' treatment table models are being redesigned and overseas production of certain components is expected to commence during fiscal year 2004.

         In addition, the company designed and began manufacturing its own line of proprietary cold pack products during fiscal year 2003. This move significantly reduced the cost and increased the sales volume of these popular items.

         A summary of the financial results for the three and twelve months ended June 30, 2003, follows:

                         Summary Selected Financial Data

                                                      Three Months Ended                   Twelve Months Ended
                                                            June 30,                            June 30,
                                                    2003               2002              2003                2002
                                                    ----               ----              ----                ----
   Net sales                                     $ 3,880,287       $ 4,257,932       $ 16,896,992        $ 17,133,953

   Gross profit                                    1,335,552         1,548,908          6,187,156           6,496,540

   Research & Development                            313,327           170,445          1,038,753             668,426

   Income (loss) before income taxes                (252,669)          143,717             41,507             511,789

   Income tax expense (benefit)                      (96,443)           53,901             16,708             195,688

   Net income (loss)                             $  (156,226)      $    89,816       $     24,799        $    316,101

   Net income (loss) per share (diluted)         $      (.02)      $       .01       $        .00        $        .04


         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, pain management, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets.

         This press release contains forward-looking statements. Those statements include references to the company's expectations, anticipated growth in sales, profitability in future periods and similar statements. Specifically, forward-looking statements in this press release include the statements: (1) "continued delays [in the shipment of Solaris products] will also affect results for the first quarter of fiscal year 2004," (2) ". . . we view the impact as transitory in nature and believe that the R&D efforts along with the introduction of the new Solaris products will lay a solid foundation for increasing future sales and profitability," (3) ". . . we now have over $800,000 worth of Solaris orders, which are scheduled to ship in September 2003," (4) "The combination of a strong demand and high margins paints a very promising picture for sales and profits in fiscal 2004 and beyond." (5) "The company plans to add additional modalities to its Solaris devices in the spring of 2004, pending FDA approval," and (6) ". . . overseas production of certain components [of three other Dynatronics tables] is expected to commence during fiscal year 2004." Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, FDA clearance of new products, growth in the physical medicine industry, competitive factors, availability of third-party component parts and products, inventory risks due to shifts in market demand, changes in product mix, market demand for the company's products, increased terrorist activity, and the risk factors listed from time to time in the company's SEC reports, including, but not limited to the report on Form 10-KSB for the year ended June 30, 2002.